Exhibit 10.7

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY “[***]”, HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

Master Services Agreement

GE Technology Development, Inc.

and

SKY Technology, LLC

MASTER SERVICES AGREEMENT

This Master Services Agreement (“Agreement”) is entered into on June 14, 2019 (“Effective Date”) by GE Technology Development, Inc., a subsidiary of the General Electric Company and a corporation organized under Delaware State law, acting through its GE Licensing business unit (“Company” or “GE”), and SKY Technology, LLC (“SQL” and, together with the Company, “Parties”).

WHEREAS, SQL owns valuable technology and Intellectual Property (as defined below) in connection standard and smart electrical products including lighting and other products and connectors which are safe and easy to install and use;

WHEREAS, the Company leverages industry leading technology commercialization approaches to unlock value and accelerate growth by monetizing technologies and intellectual property through new business models into existing, adjacent or new markets;

WHEREAS, the Parties desire to enter into this Agreement to collaborate to identify, develop, and monetize technologies and intellectual property globally.

The Parties hereby agree as follows:

1)	Definitions. The following terms in this Agreement have the following meanings:

a)	“Account Manager” means a Company representative for a respective Candidate or Program.

b)	“Business Champion” means an SQL representative for a respective Candidate or Program

c)	“Candidate” means an Intellectual Property or other licensing or technology commercialization opportunity that has been approved by SQL and that the Company intends to pursue.

d)	“Earned Revenue” means all payments, including all license fees, milestone payments, technology transfer fees (unless to the extent performed at cost) and royalty payments or other commercial value received by either Party

e)	“Intellectual Property” means all intellectual property and proprietary rights, including without limitation, all rights of inventorship and authorship, inventions, patents, patent applications (whether published or unpublished), and know-how for any product, process, method, machine, manufacture, design, composition of matter, or any new or useful improvement thereof, as well as rights in copyright, trademark, trade dress, service mark, trade secret, computer software, data, databases, design patents, design rights, and mask works.

f)	“Program” means a Candidate that has been approved by SQL to move into commercial discussions with potential customers or partners.

g)	“SQL Patents” means patents and patent rights owned by SQL, or which SQL has the right to license without a requirement to obtain consent or to pay any consideration to any other party (other than an affiliate), and such patents shall be identified in a SOW for a specified Program or Candidate.

h)	“Proprietary Information” means: (A) information which is disclosed by one Party (“Disclosing Party”) to the other (“Receiving Party”) and identified in writing at the time of disclosure by an appropriate marking as Proprietary Information; (B) information transmitted orally where such information is understood, or considering the nature of the information should have been understood, by the Receiving Party to be confidential; and, (C) Technical Information obtained from SQL or produced by the Company or SQL during performance of this Agreement. Proprietary Information of GE includes information from affiliates of GE provided to SQL in connection with this Agreement. Proprietary Information of SQL includes information from affiliates of SQL provided to GE in connection with this Agreement.

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i)	“Statement of Work or SOW” means a written document executed by the Parties, in substantially the form as identified in Exhibit A, that outlines the specific details of a Candidate or a Program and modification, if any, to the Agreement relative to that specific SOW. Each SOW is governed by the terms of this Agreement. Any conflict between the terms of an SOW and this Agreement shall be resolved in favor of this Agreement except where the SOW expressly states that this Agreement is to be overridden.

j)	“Technical Information” means technical information and data, whether documented or undocumented, which would reasonably be considered proprietary to SQL, including all SQL design, manufacturing, assembly, and user maintenance information, drawings, performance/material/procurement specifications, methods, practices, electronic/computer files and software, as well as modifications, revisions, and improvements to these items by SQL. Technical Information excludes design standards, methods, processes, frameworks, practices, analyses, benchmarking information, know-how, databases, and computer software that are not specific to any Program that were developed by the Company prior to the Effective Date.

2)	License Management Arrangement. The Parties agree that Company shall exclusively manage all licensing and monetization of SQL Intellectual Property during the term of this Agreement solely with respect to the scope of a SOW, subject to Paragraph 13(a). SQL agrees to regularly engage with the Company to collaborate in reviewing its new and existing Intellectual Property and technology commercialization opportunities to identify Candidates that are potentially suitable for commercialization.

3)	Governance. For each Candidate and Program, SQL shall designate at least one Business Champion that has the requisite authority to negotiate and sign an applicable SOW on behalf of, and subject to approval by, SQL. The Business Champion and an Account Manager designated by the Company will manage the flow of information between SQL and the Company and share information regarding the Candidate or Program, financials, and related documents with the other Party upon request.

4)	Services

a)	Services to be performed by the Company for SQL (“Services”) pursuant to this Agreement and associated SOWs include, but are not limited to, as appropriate, Intellectual Property assessment and evaluation, recommendations to amend and otherwise enhance current SQL patents and filings, commercially reasonable support in the defense and enforcement of SQL Intellectual Property, Candidate qualification, financial valuation and benchmarking, marketing strategy, IP strategy and monetization consultation, Program development and execution, deal origination, negotiation and execution, audit and contract administration and other related services.

b)	Upon designation of a Candidate (such designation always requiring SQL’s written approval), the Company shall undertake an evaluation and qualification process for a period of up to sixty (60) days (the “Candidate Qualification Process”) to determine the commercial viability of the Candidate. Upon the Company’s completion of the Candidate Qualification Process, it will inform the Business Champion of its findings. If the Candidate is not designated as a Program within such sixty (60) day period by both Parties, or any written extension thereto agreed between the Parties, such opportunity ceases to be a Candidate. Following the Candidate Qualification Process, if the Parties wish to further develop the opportunity, the Parties shall work together to agree on a commercial strategy and may make a decision on designating a Candidate as a new Program. This Agreement serves as SQL’s written approval of Candidate designation for the opportunities listed in Exhibit B.

c)	The Company shall use commercially reasonable best efforts to commercialize SQL Intellectual Property pursuant to one or more Programs each of which Programs shall be described in an SOW.

d)	The Company shall at least quarterly provide SQL with financial statements and status reports with respect to each Program.

e)	The Company will use commercially reasonable effots to audit a Licensed Program, as defned below, if and when Parties deem necessary, subject to the terms and conditions setting forth the audit rights with respect to the applicable Licensed Program.

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5)	Compensation and Expenses.

a)	Costs. All costs and expenses normally associated with any Candidate Qualification Process or Program are to be undertaken by the Company and any exceptions shall be explicitly stated in the applicable SOW, or as mutually agreed by the Parties. In the event the Company encounters the need to incur significant costs and expenses associated with an applicable Candidate Qualification Process or Program that were not contemplated by the applicable SOW, the Parties shall mutually agree how to address such costs and expenses, including by amending the applicable SOW if necessary, in advance of the Company incurring such costs and expenses.

b)	Value Shares. Unless otherwise agreed by the Parties in the applicable SOW, when a Program is monetized by the licensing of Program technology and/or Intellectual Property by the Company on SQL’s behalf to one or more third parties (each, a “Licensed Program”), SQL shall receive [***] of any Earned Revenue realized from such monetization of the Program and the Company shall receive [***] of such Earned Revenue.

c)	Payment Terms

i)	Invoices. Within 15 days after the end of each calendar quarterly period, (i) with respect to Licensed Program for which SQL receives such Earned Revenue directly, SQL shall provide the Company with a financial sheet (A) itemizing the Earned Revenue generated by such Licensed Program during such quarterly period, and (B) the amount of the Company’s corresponding payment due from SQL with respect to such Licensed Program for such quarterly period; and (ii) with respect to each Licensed Program for which the Company receives such Earned Revenue directly, the Company shall provide SQL with a financial sheet (A) itemizing the Earned Revenue generated by such Program during such quarterly period, and (B) the amount of SQL’s corresponding payment due from the Company with respect to such Program for such quarterly period. Within 15 days after receipt of a financial sheet from the other Party, the receiving Party shall issue an invoice to the other Party for any sums due by the other Party.

ii)	Payments. SQL or the Company, as applicable, shall pay each such invoice within sixty (60) days after receipt thereof.

iii)	Recordkeeping and Audit. Each Party shall keep true and accurate records, files and books of accounts regarding all Earned Revenue received by it and containing all the necessary data reasonably required for the full computation and verification of the amounts owed and the information to be provided in the invoices to be delivered pursuant to this Section 5(c), and shall upon reasonable request and during regular business hours permit representatives of the other Party to inspect the same for the sole purpose of determining the amounts payable and due under this Agreement.

6)	Candidate or Program Termination and Implementation Rights.

a)	Termination of a Candidate. Notwithstanding anything in this Agreement, if SQL unilaterally elects to remove a Candidate from consideration at any time before the end of the sixty (60) day period set out in Section 4(b) (each, a “Terminated Candidate”), the Company may, within 30 days after such termination, submit to SQL an itemized summary of its actual costs and expenses incurred in connection with the Candidate Qualification Process with respect to such Terminated Candidate prior to such termination, and an associated invoice, and Company shall deduct an amount equal to such approved costs and expenses (as reflected in the invoice), from future Earned Revenue due to SQL.

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b)	Program Implementation. Upon the Parties’ execution of an SOW with respect to a Program, the Company will have the sole right to implement such Program for a period of 12 months, with a 12 month renewable period provided SQL extends SOW accordingly. If, within 12 months of execution of such SOW, the Company has executed a definitive revenue producing agreement with a third party relating to the applicable Program in line with the key commercial strategy agreed between the Parties, the Company shall continue to be the sole implementer of such Program.

c)	Termination of a Licensed Program. If SQL unilaterally terminates a Licensed Program (each, a “Terminated Program”), the Company may, within 30 days after such termination, submit to SQL an itemized summary of its actual costs and expenses incurred in connection with such Terminated Program prior to such termination and an associated invoice, the Company shall deduct an amount equal to the amount of such costs and expenses, (as reflected in the invoice), from future Earned Revenue due to SQL.

7)	Confidentiality and Intellectual Property Rights.

a)		Confidentiality.

	i)	Confidentiality. The Receiving Party agrees: (i) to use the same degree of care to prevent disclosure of the Disclosing Party’s Proprietary Information as it uses to prevent disclosure of its own Proprietary Information (but not less than reasonable care); (ii) to use such Proprietary Information only to conduct business related to this Agreement; and (iii) not to disclose such Proprietary Information, except that the Receiving Party may disclose such Proprietary Information to its affiliates, agents, advisors, and representatives who are bound by terms protecting such Proprietary Information at least as restrictive as those in this Agreement (“Representatives”) to the extent necessary to permit such Representatives to assist the Receiving Party in matters related to performance under this Agreement. Each Party acknowledges that money damages would not be a sufficient remedy for any unauthorized disclosure of Proprietary Information. In the event of breach, a Party is entitled to any remedies at law or in equity, excluding special, consequential, indirect, punitive, or exemplary damages. Nothing herein is intended to limit or abridge the protection of trade secrets under applicable trade secrets law. Trade secrets shall be maintained until they enter the public domain. These duties of confidentiality, other than trade secrets, shall remain for five years after the expiration or termination of this Agreement.

	ii)	Information Not Covered. Notwithstanding Section 7(a)(i), the Receiving Party’s obligations with respect to the Disclosing Party’s Proprietary Information are not applicable to Proprietary Information which: (1) is in the public domain; (2) is subsequently developed by a Receiving Party’s employees who have no knowledge of or access to the Disclosing Party’s Proprietary Information; or (3) is disclosed to the Receiving Party by a third party having a bona fide right to do so without breach of this Agreement. Proprietary Information is not deemed to be available to the public or known to a Party merely because it was embraced by a general disclosure or derived from combinations of disclosures generally available to the public or known to SQL or the Company.

	iii)	Mandatory Disclosure. If a Receiving Party is requested or required by law to disclose any Proprietary Information of a Disclosing Party, such Receiving Party will provide the Disclosing Party prompt notice of each request so that the Disclosing Party may seek an appropriate protective order. If the Receiving Party is legally compelled to disclose such Proprietary Information, the Receiving Party may disclose such Information to the extent required without liability under this Agreement.

b)	Ownership of Intellectual Property.

i)	SQL shall retain ownership of all Intellectual Property including background, foreground, sideground and future developed Intellectual Property.

ii)	During the term of this Agreement and all subsequent extensions mutually agreed upon by the parties, GE Technology Development, Inc. will work with SQL as a preferred partner in the field of SQL’s plug and receptacle standard and SQL’s smart products technology in good faith for a successful relationship between the Parties.

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iii)	All right, title and interest in and to inventions whether or not patentable, processes, data, improvements, designs, patents relating to SQL Intellectual Property, relating to a Candidate, relating to a SOW, or otherwise resulting from this Agreement, conceived, generated and first reduced to practice, during the Term of this Agreement (collectively, “Inventions”), shall, without remuneration, be the sole property of SQL. The Parties shall take all such actions throughout the Term of this Agreement and thereafter as shall be reasonable in order to transfer all right, title and interest in and to the Inventions to SQL free and clear of any and all liens, charges or other encumbrance in accordance with this Section. Company shall further reasonably cooperate with SQL, at SQL’s reasonable expense, by promptly executing any documents or carrying out any acts that SQL may determine to be necessary or desirable in order to transfer all rights, title and interest in and to Inventions to SQL and otherwise to enable SQL to fully protect its intellectual property and any right, title and interest in and to the Inventions.

8)		Warranties.

	a)	Mutual Representations and Warranties. Each Party represents and warrants that: (i) it is a company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation; (ii) it has the full right, power, and authority to enter into this Agreement and to perform its respective obligations hereunder; and (iii) it will not be in violation of any terms and conditions of any agreement with any other individual or entity by agreeing to the terms and conditions of this Agreement and performing its respective obligations hereunder.

	b)	SQL Representations and Warranties. SQL warrants and represents that: (i) it is the sole and exclusive owner of, or has a valid license right to use and license, all SQL Patents disclosed and listed by SQL underlying the Candidates and the Programs, free and clear of liens, security interests, and encumbrances of any kind; and (ii) unless otherwise set out in the relevant SOW, no third party has any rights, licenses, or options to or under such SQL Patents (whether contingent or currently exercisable).

	c)	Company Representations and Warranties. The Company warrants and represents that: (i) the Services will be provided in accordance with the terms hereof and any applicable SOW in a competent and professional manner; (ii) the Services will be performed in compliance with applicable laws, ordinances and regulations and all rules, and regulations issued thereunder; and (iii) the Company and its employees Performing the Services will comply with SQL’s integrity policies and procedures and, upon reasonable notice, participate in compliance briefings conducted by SQL.

	d)	DISCLAIMER. EXCEPT FOR THE EXPRESS WARRANTIES PROVIDED IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE SERVICES, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THIRD-PARTY RIGHTS.

9)		Indemnification and Limitation of Liability.

	a)	Indemnification. Each Party (the “Indemnifying Party”) will defend, indemnify, and hold harmless the other Party, its affiliates and its and their respective shareholders, directors, officers, employees and agents (each, an “Indemnified Party”) from, against and in respect of any and all losses, liabilities, damages, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, fees, costs or expenses of whatever kind (including, without limitation, attorneys’ fees) suffered or incurred, directly or indirectly by such Indemnified Party by reason of, resulting from, arising out of, or in connection with: (i) the breath by the Indemnifying Party of any representation or warranty contained in this Agreement or from the failure of the Indemnifying Party to perform any covenant contained in this Agreement; or (ii) the gross negligence or willful misconduct of the Indemnifying Party.

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b)	LIMITATION OF LIABILITY. EXCEPT ARISING OUT OF A PARTY’S BREACH OF SECTION 7, NEITHER PARTY WILL BE LIABLE, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), OR OTHERWISE, FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES WHATSOEVER, WHICH IN ANY WAY ARISE OUT OF, RELATE TO, OR ARE A CONSEQUENCE OF THIS AGREEMENT OR EITHER PARTY’S PERFORMANCE OR NONPERFORMANCE HEREUNDER. THE COMPANY’S LIABILITY TO SQL UNDER ANY SOW UNDER THIS AGREEMENT SHALL BE LIMITED TO THE VALUE OF THE SOW.

10)	Relationship of the Parties. Nothing in this Agreement shall be construed as creating a partnership, joint venture, or other formal business organization of any kind. The Company is an independent contractor. No employees of the Company are or will be deemed employees of SQL or are eligible for participation in any SQL employee benefit programs. Neither the Company nor any of its employees are in any way legal representatives of SQL and neither have any right to assume or create any obligation of any kind, expressed or implied, in the name of or on behalf of SQL.

11)	Assignment. Except as expressly provided herein, neither this Agreement nor any rights or obligations hereunder may be assigned by either Party without prior written consent of the other Party and any assignment by one Party without the prior written consent of the other Party is void; provided that, notwithstanding the foregoing, either Party may assign this Agreement or any of its rights and obligations hereunder without consent of the other Party to (a) its successor in interest by operation of law or otherwise (including as a result of merger, sale of stock and sale of all or substantially all assets) or (b) any affiliate of such Party, including an entity that assumes all rights, liabilities and obligations of such Party.

12)	Controlling Laws and Dispute Resolution.

a)	Controlling Laws. This Agreement shall be governed by all the applicable laws and regulations of the United States. This Agreement is governed by New York State law, excluding conflict of laws rules. The Parties exclude application of the United Nations Convention on Contracts for the International Sale of Goods.

b)	Dispute Resolution. Any dispute arising out of or relating to this Agreement or any SOW, including the breach, termination, or validity thereof, shall be finally resolved by arbitration in accordance with the then-current rules of arbitration of the International Chamber of Commerce by three arbitrators, of whom each Party shall appoint one and the third shall be selected by mutual agreement of the selected arbitrators. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-165, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be New York, New York U.S. The arbitrators are not empowered to award damages in excess of compensatory damages, as provided for in this Agreement, and each Party expressly waives and forgoes any right to punitive, exemplary, or any such similar damages, unless a statute requires that compensatory damages be increased in a specified manner. EACH PARTY KNOWINGLY, VOLUNTARILY, AND WITH ADVICE OF COUNSEL IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL OR A BENCH TRIAL (EXCLUDING ARBITRATION) IN ANY PROCEEDING INVOLVING THIS AGREEMENT, ITS SUBJECT MATTER, OR THE RELATIONSHIP BETWEEN THE PARTIES UNDER THIS AGREEMENT.

13)	Expiration, Termination and Suspension.

a)	Term. This Agreement shall have an initial term of five (5) years (the “Initial Term”). At the end of the Initial Term, this Agreement shall automatically renew for one-year extension periods (each, a “Renewal Term” and, together with the Initial Term, the “Term”) until either Party gives the other Party notice of its intent not to renew at least six months prior to the expiration of the Initial Term or then-current Renewal Term. The term in a SOW is governed by such SOW notwithstanding expiration or termination of this Agreement. Termination of a SOW has no effect on the Term.

b)	Termination.

i)	Termination by Mutual Agreement. This Agreement and any SOW hereunder may be terminated by mutual written consent of the Parties.

ii)	Termination for Default. Either Party (the “Terminating Party”) may, by written notice to the other Party (the “Defaulting Party”), terminate this Agreement or any SOW if: (I) the Defaulting Party breaches or violates Section 7(a) or the Terminating Party discovers any inaccuracies in Section 8(b); or (II) the Defaulting Party fails to materially comply with any other terms and conditions of this Agreement. Termination becomes effective if Defaulting Party does not cure such breach or failure within 30 days or such longer period as the Terminating Party authorizes in writing.

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c)	Obligations Upon Expiration or Termination. Neither Party shall be liable for compensation for the loss of anticipated opportunities as a result of termination, expiration or non-renewal of this Agreement, provided that this limitation does not limit the liability for defaults under Section 7. Each Party shall continue to pay the other Party all payments due or that become due under any ongoing SOW. The terms in Sections 5(c), 6, 7, 8, 9, 12, 13(c) and 15 survive expiration or termination of this Agreement.

14)	Waiver and Failure to Enforce. No claim or right arising out of a breach of this Agreement can be discharged by a waiver unless the waiver is supported by consideration and is in writing signed by the aggrieved Party. Either Party’s failure to enforce any provision is not to be construed as a waiver of such provision or of the right to enforce it.

15)	Notice. Communications shall be in English, in writing, and delivered by registered or certified mail, overnight courier, facsimile, personal delivery, or electronic means (accompanied by a notice sent by registered or certified mail, overnight courier, personal delivery, or facsimile within ten business days). Notice shall be sent to the respective addresses set forth below, unless otherwise provided. Notice that is not given in accordance with these terms is effective if acknowledged, in writing, by an authorized officer of the Party to whom it was given.

To the Company:	To SQL:

General Electric Company, GE Licensing business unit	SKY Technology, LLC
1 Research Circle	4400 North Point Parkway, Suite 465
Niskayuna, New York 12309	Alpharetta, GA 30022
Attn: Douglas Naab	Attn: Patricia Barron
Telephone: [***]	Telephone: [***]
Email: [***]	Email: [***]

16)	Execution and Modification.

	a)	This Agreement, together with all SOWs executed pursuant hereto, constitutes the complete and final agreement concerning the subject matter hereof. The invalidity of any sections of this Agreement shall not affect the validity of the remainder of this Agreement.

b)	This Agreement terminates and supersedes all previous writings relating to the subject matter of this Agreement.

c)	No modification of this Agreement is binding unless made in writing and signed by the Parties hereto.

17)	Incorporation by Reference. Exhibit A and Exhibit B referenced in this Agreement are incorporated into this Agreement by reference.

18)	Counterparts. This Agreement may be executed in two or more counterparts, each of which counterparts when so executed shall be deemed to be an original, but ail of which counterparts, taken together, shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Agreement, effective as of the Effective Date.

GE TECHNOLOGY DEVELOPMENT, INC.	SKY Technology, LLC

(acting by and through its GE Licensing business unit)

By:	/s/ Thomas Buccellato	By:	/s/ Rani Kohen
Name:	Thomas Buccellato	Name:	Rani Kohen
Title:	Managing Director	Title:	Chairman
Date:	6/14/19	Date:	6/14/19

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